Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Del Frisco’s Restaurant Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-183627) on Form S-8 of Del Frisco’s Restaurant Group, Inc. of our report dated March 1, 2016 with respect to the consolidated balance sheets of Del Frisco’s Restaurant Group, Inc. as of December 29, 2015 and December 30, 2014,  the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the December 29, 2015 annual report on Form 10-K of Del Frisco’s Restaurant Group, Inc.

/s/  KPMG LLP

Dallas, Texas
March 1, 2016